UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, For Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

       INTEGRA LIFESCIENCES HOLDINGS CORPORATION
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       (Name of Registrant as Specified In Its Charter)

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       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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      (2) Aggregate number of securities to which transaction applies:

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          filing fee is calculated and state how it was determined):

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      (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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INTEGRA LIFESCIENCES HOLDINGS CORPORATION
311 ENTERPRISE DRIVE
PLAINSBORO, NEW JERSEY 08536
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2005

To the Stockholders of Integra LifeSciences Holdings Corporation:

         NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the "Meeting") of Integra LifeSciences Holdings Corporation (the "Company") will be held as, and for the purposes, set forth below:

TIME                         9:00 a.m. on Tuesday, May 17, 2005

PLACE                        Radisson Hotel Princeton
                             4355 Route 1 at Ridge Road
                             Princeton, New Jersey 08540

ITEMS OF BUSINESS            1.   To elect seven directors of the Company to
                                  hold office as specified in the accompanying
                                  Proxy Statement.

                             2.   To consider and vote upon a proposal to
                                  increase the number of shares authorized for issuance under the Company's 2003 Equity Incentive Plan.

                             3.   To ratify the appointment of
                                  PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year.

                             4. To act upon any other matters properly coming before the meeting or any adjournment or postponement thereof.

RECORD DATE                  Holders of record of the Company's common stock at
                             the close of business on April 5, 2005 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company's headquarters located at 311 Enterprise Drive, Plainsboro,
                             New Jersey.

ANNUAL REPORT                The 2004 Annual Report of Integra LifeSciences
                             Holdings Corporation is being mailed
                             simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT                    In order to avoid additional soliciting expense to
                             the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                      By order of the Board of Directors,

Plainsboro, New Jersey                /s/ John B. Henneman, III
April 12, 2005                        -------------------------
                                      John B. Henneman, III
                                      Secretary

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                              311 ENTERPRISE DRIVE
                          PLAINSBORO, NEW JERSEY 08536
                                ------------------
                                 PROXY STATEMENT
                                ------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2005


PURPOSE OF MEETING

     We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the "Company") of proxies to be voted at the Company's 2005 annual meeting of stockholders (the "Meeting") and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Tuesday, May 17, 2005 at the Radisson Hotel Princeton, 4355 Route 1 at Ridge Road, Princeton, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders, and the form of proxy to stockholders of the Company on or about April 12, 2005.

         At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see "Proposal 1. Election of Directors");

(ii) a proposal to increase by 1,500,000 the number of shares authorized for issuance under the Company's 2003 Equity Incentive Plan (see "Proposal 2. Amendment to 2003 Equity Incentive Plan"); and

(iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year (see "Proposal 3. Ratification of Independent Registered Public Accounting Firm").


     We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

     As of April 5, 2005, the record date for the Meeting, 28,605,095 shares of our common stock, net of treasury shares, were outstanding. Only persons who hold of record our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

     Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by properly executed proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting, shares for which voting authority is withheld and shares present but not voting, including broker non-votes, are counted as "present" for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares.

     If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

     The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with the instructions indicated on such proxies. In the election of directors, you may vote "FOR" all of the nominees or you may vote "WITHHOLD AUTHORITY" with respect to one or more of the nominees. For the other proposals, you may vote "FOR," "AGAINST" or "ABSTAIN". If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

     You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Executive Vice President, Chief Administrative Officer and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm of other custodian, nominee or fiduciary to inquire about how to revoke their proxy.

     We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, telegraph or personally by our directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock. In addition, we intend to engage Georgeson Shareholder to render proxy solicitation services at an estimated cost of $12,000.

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                      PROPOSAL 1. ELECTION OF DIRECTORS

     The Board of Directors has nominated seven persons for election as directors whose terms will expire at the 2006 Annual Meeting of Stockholders and when their successors are elected and qualified: David C. Auth, Ph.D., Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Neal Moszkowski, James M. Sullivan and Anne M. VanLent, each of whom are currently directors of the Company.

     If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See "Principal Stockholders" for information regarding the security holdings of our director nominees.

     DAVID C. AUTH, PH.D. has been a director of the Company since 2002. Dr. Auth is an independent investor. From 1989 to 1995, Dr. Auth served as Chief Executive Officer of Heart Technology, Inc., a company that Dr. Auth founded and that was later acquired by Boston Scientific Corporation. Dr. Auth served as Director, Biophysics International, a division of E.R. Squibb and Sons, Inc. from 1985 to 1989 and as Director, New Product Ventures, of Squibb Medical Products from 1982 to 1985. Dr. Auth was a Professor of Electrical Engineering at the University of Washington from 1969 to 1982. He holds a Ph.D. degree in Physics from Georgetown University and is a registered professional electrical engineer in the State of Washington. Dr. Auth is 64 years old.

     KEITH BRADLEY, PH.D. has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, a London Stock Exchange corporation, and has been a consultant to a number of business, government and international organizations. Dr. Bradley has held visiting professorships at the Harvard Business School, Wharton, UCLA, and has been a visiting fellow at Harvard's Center for Business and Government. Recently he was professor of international management and management strategy at the Open University and Cass London Business Schools. Dr. Bradley has taught at the London School of Economics and was the director of the School's Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. Dr. Bradley is 60 years old.

     RICHARD E. CARUSO, PH.D. founded the Company in 1989 and has served as the Company's Chairman since March 1992. Dr. Caruso is currently a member of The Provco Group, a venture and real estate investment company, and an advisor to Quaker BioVentures, a medical venture capital financial investor. Dr. Caruso served as the Company's Chief Executive Officer from March 1992 to December 1997 and also as the Company's President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and The Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University and a Ph.D. degree from the London School of Economics, University of London (United Kingdom). Dr. Caruso is 61 years old.

     STUART M. ESSIG has served as President and Chief Executive Officer and as a director of the Company since December 1997. Prior to joining the Company, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig had ten years of experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig received an A.B. degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. Mr. Essig also serves as a director of St. Jude Medical Corporation,

                                        3
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Zimmer Holdings, Inc. and ADVAMED, the Advanced Medical Technology Association.
Mr. Essig is 43 years old.

     NEAL MOSZKOWSKI has been a director of the Company since March 1999. Mr. Moszkowski currently serves as co-head of Soros Private Equity, the private equity investment business of Soros Fund Management LLC. He has been with Soros since 1998. Prior thereto, Mr. Moszkowski was an Executive Director of Goldman Sachs International and a Vice President of Goldman, Sachs & Co. in its Principal Investment Area, which he joined in August 1993. He received a B.A. degree from Amherst College and an M.B.A. degree from Stanford University. Mr. Moszkowski also serves as a director of JetBlue Airways, Bluefly, Inc., Day International Group, Inc. and is the chairman of the Board of Directors of WellCare Health Plans, Inc. Mr. Moszkowski is 39 years old.

     JAMES M. SULLIVAN has been a director of the Company since 1992. Since 1986, he has held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions, and his current position as Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah's Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 61 years old.

     ANNE M. VANLENT has been a director of the Company since 2004. She has been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly-traded pharmaceutical company that develops dermatology products, since May 2002. Prior to joining Barrier Therapeutics, Ms. VanLent served as a principal of the Technology Compass Group, LLC, a healthcare/technology consulting firm, since she founded it in October 2001. From July 1997 to October 2001, she was the Executive Vice President--Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. Ms. VanLent also currently serves as a director of Penwest Pharmaceuticals Co., a Nasdaq-listed company. Ms. VanLent received a BA degree in Physics from Mount Holyoke College. Ms. VanLent is 57 years old.

Required Vote for Approval and Recommendation of the Board of Directors

     Directors are to be elected by the affirmative vote of the holders of a plurality of the votes cast. Cumulative voting in the election of directors is not permitted. If a proxy is marked as "WITHHOLD AUTHORITY," the shares represented by such proxy will not be voted with respect to the director or directors indicated and will have no effect on the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.

      THE BOARD OF DIRECTORS HEREBY RECOMMENDS THAT THE STOCKHOLDERS OF THE
          COMPANY VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.


INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors held six regularly scheduled and two special meetings during 2004. The Company's independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that, except for Mr. Essig, all of the Company's directors are independent, as defined by the applicable NASDAQ listing standards.

     The Company has standing Audit, Nominating and Compensation Committees of its Board of Directors. Each committee operates pursuant to a written charter. A copy of these charters are available on our website at www.integra-LS.com through the "Investors Relations" link under the heading "Corporate Governance." During 2004, each incumbent director attended in person or by conference telephone at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served held during the period for which he or she served as director.

     Audit Committee. The Audit Committee is comprised of Mr. Moszkowski (chair), Dr. Bradley, Mr. Sullivan and Ms. VanLent, and it met nine times in 2004. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is comprised entirely of nonemployee members of the Board of Directors, each of whom has been determined by the Board of Directors to be financially literate and independent, as defined by the applicable NASDAQ listing standards. The Board of Directors has determined that Mr. Sullivan, Mr. Moszkowski and Ms. VanLent are "audit committee financial experts," as defined under Item 401(h) of Regulation S-K.

     Nominating Committee. The Nominating Committee is comprised of Dr. Caruso (chair), Dr. Bradley and Mr. Sullivan, and it met six times in 2004. The purpose of the Nominating Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board, and the oversight of the evaluation of the Board of Directors. The Board of Directors has determined that all of the members of the Nominating Committee are independent, as defined by the applicable NASDAQ listing standards.

     When considering a candidate for nomination as a director, the Nominating Committee may consider, among other things it deems appropriate, the candidate's personal and professional integrity, ethics and values, experience in corporate management, experience in the Company's industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company's operations, and practical and mature business judgment. The Nominating Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees.

     Ms. VanLent was appointed to the Board of Directors on December 17, 2004. Her nomination was recommended by Mr. Essig and Mr. Moszkowski.

     The Nominating Committee will consider stockholder nominated candidates for director provided that the nominating stockholder identifies the candidate's principal occupation or employment, the number of shares of the Company beneficially owned by such candidate, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended.

     A stockholder's recommendation must also set forth the name and address, as they appear on the Company's books, of the stockholder making such recommendation, the class and number of shares of the Company beneficially owned by the stockholder and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in its capacity as a proponent of a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate's willingness to serve, if elected. Recommendations for candidates to the Board of

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
Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention:
Executive Vice President, Chief Administrative Officer and Secretary.

     Compensation Committee. The Compensation Committee is currently comprised of Dr. Auth (chair), Dr. Bradley and Mr. Moszkowski, and it met seven times in 2004. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of stock options and other equity awards, for employees and consultants of the Company. The Compensation Committee also administers the Company's 2000, 2001 and 2003 Equity Incentive Plans, the Company's 1998 and 1999 Stock Option Plans, the Company's 1993 and 1996 Incentive Stock Option and Non-Qualified Stock Option Plans and the Company's Employee Stock Purchase Plan (collectively, the "Approved Plans"). The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ listing standards.

     Until March 2004, the Board of Directors maintained a separate Equity Award Committee that made decisions regarding the issuance of stock options and other equity awards and administered the Approved Plans. In March 2004, the Board of Directors eliminated the Equity Award Committee and expanded the authority of the Compensation Committee to include decisions concerning issuance of stock options and other equity awards to employees and consultants of the Company and administration of the Approved Plans.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; COMMUNICATIONS WITH DIRECTORS

     It is our policy to encourage our directors to attend the annual meeting of stockholders if it is convenient for them to do so. Two of our directors attended the 2004 annual meeting of stockholders.

     Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Vice President and General Counsel.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     In 2004, we granted Dr. Caruso options to purchase 15,000 shares of common stock as compensation for his service as Chairman of the Board of Directors. Additionally, in 2004 we granted each of Dr. Auth, Dr. Bradley, Mr. Moszkowski and Mr. Sullivan options to purchase 12,500 shares of common stock as compensation for their service on the Board of Directors and granted Ms. VanLent options to purchase 12,500 shares of common stock as an initial grant for serving on our Board of Directors. We did not pay any cash compensation to our directors for their service as directors.

     In 2005, non-employee directors will receive an annual grant of options to purchase 7,500 shares of common stock, with the Chairman of the Board of Directors receiving options to purchase 10,000 shares. Directors will also receive an annual retainer of $40,000, payable in one of four ways, at their election: (1) in cash, (2) one half in cash and one half in restricted stock,
(3) in restricted stock, or (4) in the form of options to purchase common stock (the number of options determined by valuing the options at 25% of the fair market value of our common stock underlying the option), with a maximum of 5,000 options.

     We pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

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

               PROPOSAL 2. AMENDMENT TO 2003 EQUITY INCENTIVE PLAN

     The Board of Directors is submitting for stockholder approval the First Amendment to our 2003 Equity Incentive Plan (the "equity plan" or "Plan") which increases the number of shares of common stock which may be issued under the Plan by 1,500,000 shares to a total of 4,000,000, and makes certain administrative amendments. The Board of Directors has recommended that the stockholders approve the amendment to the Plan in order for the Company to be able to continue providing stock options and other awards to key employees and associates.

     The Plan was originally adopted by our Board of Directors and approved by our stockholders in 2003.

     A maximum of 2,500,000 shares of common stock may be issued upon exercise or grant of awards under the Plan; however, no individual may receive options and/or stock appreciation rights for more than 1,000,000 shares during any calendar year. As of April 5, 2005 only 919,470 shares remained available for grant of awards under the Plan.

     On April 7, 2005, the closing price of a share of our common stock on the NASDAQ National Market was $37.00.

     The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the actual plan document, including the proposed amendment which is included as Appendix A.

     1. Shares Subject To Awards. If the proposed amendment is approved, an additional 1,500,000 shares would be available for grant under the Plan. If any award that requires the participant to exercise it in order for shares of common stock to be delivered terminates without having been exercised in full, or if any award payable in cash or shares of common stock is paid in cash rather than shares, the number of shares of common stock as to which such award was not exercised or for which cash was paid will continue to be available for future awards. In addition, the aggregate fair market value (determined at the time the option is granted) of shares of common stock with respect to which Incentive Stock Options ("ISOs") are exercisable for the first time by any participant during a calendar year (under the Plan and under any other ISO plan of the Company or a Related Corporation (as defined in the Plan)) may not exceed $100,000. The shares of common stock issued under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

     2. Administration. The Plan is administered by the Company's Compensation Committee, which under the Plan is required to consist of not fewer than two directors of the Company's Board of Directors who are designated by the entire Board of Directors. Under the Plan, the Compensation Committee has the authority
(i) to select the eligible individuals to be granted awards under the Plan, (ii) to grant awards on behalf of the Company, and (iii) to set the terms of such awards. Currently, the members of the Compensation Committee are Dr. Auth (chair), Dr. Bradley and Mr. Moszkowski.

     3. Eligibility. Officers, executives, managerial and non-managerial employees of the Company, a Related Corporation or an affiliate as well as non-employee directors, consultants and other service providers to the Company are eligible to participate in the Plan. Only eligible employees of the Company or a Related Corporation may receive ISOs under the Plan. Other types of awards may be granted to all eligible individuals. As of the date of this Proxy Statement, approximately 1,200 employees and directors are eligible to receive equity awards under the Plan.

     4. Term Of Plan. The Plan by its terms has no expiration date. However, no ISO may be granted under the Plan after February 23, 2013, although ISOs outstanding on February 23, 2013 may extend beyond that date.

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     5. Awards.

     Stock Options. The Plan permits the Compensation Committee to grant options that qualify as ISOs under the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not so qualify ("nonqualified stock options" or "NQSOs"). An option gives the holder the right to purchase common stock in the future at a set price on the date of grant. The exercise price of options granted under the Plan may not be less than the fair market value of the common stock on the date of grant.

     Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, either alone or in tandem with options, entitling the participant upon exercise to receive an amount in cash and/or shares of common stock (as determined by the Compensation Committee), measured by the increase since the date of grant in the value of the shares covered by such right.

     Restricted Stock. The Compensation Committee may grant shares of common stock to participants either with or without any required payment by the participant, subject to such restrictions as the Compensation Committee may determine.

     Performance Stock. The Compensation Committee may grant awards entitling a participant to receive shares of common stock without payment provided certain performance criteria are met. The business criteria selected by the Compensation Committee may be expressed in absolute terms or relative to the performance of other companies or an index. In determining the performance criteria applicable to a grant of performance stock, the Compensation Committee may use one or more of the following criteria (the "Performance Criteria"): return on assets; return on net assets; asset turnover; return on equity; return on capital; market price appreciation of the Company's common stock; economic value added; total stockholder return; net income; pre-tax income; earnings per share; operating profit margin; net income margin; sales margin; cash flow; market share; inventory turnover; sales growth; capacity utilization; increase in customer base; environmental health and safety; diversity; and/or quality.

     Contract Stock. The Compensation Committee may grant shares of common stock to participants, conditioned upon the participant's continued provision of services to the Company through the date specified in the award.

     Dividend Equivalent Rights. The Compensation Committee may grant awards that entitle the participant to receive a benefit in lieu of cash dividends that would have been payable on any or all shares of common stock subject to another award granted to the participant had such shares been outstanding.

     6. Federal Income Tax Aspects Of Awards Under The Plan.

     ISOs and NQSOs. Based on the advice of counsel, the Company believes that, under current Federal income tax laws and regulations, the principal Federal income tax consequences to the Company and to the eligible individuals receiving ISOs and NQSOs ("Optionees") pursuant to the Plan will be as follows. The consequences described below do not take into account any changes to the Code or the regulations thereunder that may occur after April 12, 2005. The following does not describe alternative minimum tax, other Federal taxes, or foreign, state or local income taxes which may vary depending on individual circumstances and from locality to locality.

     If an option qualifies for ISO treatment, the Optionee will recognize no income upon grant or exercise of the option except that the excess at the time of exercise of the then fair market value of the common stock over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the Optionee holds the shares for more than two years after grant of the option and more than one year after exercise of the option, upon an Optionee's sale of his or her shares of common stock, any gain will be taxed to the Optionee as long-term capital gain. If the Optionee disposes of his or her shares of common stock prior to the expiration of the above holding period, the Optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the common stock at the exercise date or the sale price of the common stock. Any gain recognized on such a disposition of the common stock in excess of the amount treated as ordinary income will be characterized as capital gain. The Company will be allowed a business expense deduction to the extent the Optionee recognizes ordinary income, subject to Sections 162(m) and 280G of the Code.

     An Optionee will not recognize any taxable income at the time the Optionee is granted an NQSO. However, upon exercise of the option, the Optionee will recognize ordinary income for Federal income tax purposes in an amount generally measured as the excess of the then fair market value of the common stock over the exercise price, and the Company will be entitled to a corresponding deduction at the time of exercise, subject to Sections 162(m) and 280G of the Code. Upon an Optionee's sale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the common stock has been held for more than 12 months.

     Stock Appreciation Rights. Generally, stock appreciation rights that may be settled only in stock and which are based only on the appreciation of the value of our common stock over the fair market value on the date of grant will not be taxable to the participant at grant and the appreciation will be taxable to the participant as ordinary income at exercise. Stock appreciation rights settled in cash and/or that are granted at a price which is less than the fair market value of our shares of common stock on the date of grant will be taxable to the participant as ordinary income when the participant receives the value of the appreciation, whether at exercise or at a later specified date. To the extent that a stock appreciation right is settled in cash or is granted at a price which is less than the fair market value of our shares of common stock on the date of grant, such stock appreciation right will be considered deferred compensation and subject to new Section 409A of the Code, which provides rules regarding the timing of payment of deferred compensation. Independent from the taxation of the appreciation at ordinary income rates at the time the participant receives such payment, a stock appreciation right which fails to comply with the rules of Section 409A can be subject to an additional 20% tax obligation, plus penalties and interest. Until further guidance on Section 409A is promulgated, it is unclear how the additional tax and penalties and interest will be applied.

     Restricted Stock. Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a "substantial risk of forfeiture," within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk or forfeiture and the participant would otherwise be taxable under Section 83 of the Code.

     Performance Stock. A participant will be taxed as ordinary income on the fair market value of the shares when the performance stock are delivered. Performance stock can also be considered non-qualified deferred compensation under new Section 409A of the Code and if the terms of such grant do not meet the requirements of Section 409A of the Code will result in additional 20% tax obligation, plus penalties and interest to such participant. Until further guidance on Section 409A is promulgated, it is unclear how the additional tax and penalties and interest will be applied.

         Contract Stock. A participant will generally not have ordinary income upon grant of contract stock. When the shares of our common stock are delivered under the terms of the contract stock, the participant will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares. Contract stock can also be considered non-qualified deferred compensation under the new Section 409A of the Code and if the terms of such grant do not meet the requirements of Section 409A of the Code will result in additional 20% tax obligation, plus penalties and interest to such participant. Until further guidance on Section 409A is promulgated, it is unclear how the additional tax and penalties and interest will be applied.

     Dividend Equivalents. A participant will be taxed as ordinary income on dividend equivalents as they are paid.

     Section 162(m). Under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any one taxable year. However, under Section 162(m) of the Code, the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee that conforms to certain restrictive conditions stated under the Code and related regulations.

     Stockholder approval of the Plan is necessary for the awards thereunder to qualify as "performance-based" for purposes of Section 162(m) of the Code and therefore allow any compensation paid to the executive officers subject to
Section 162(m) of the Code as a result of such awards to be deductible by the Company. The Plan has been structured with the intent that awards granted under the Plan may meet the requirements for "performance-based" compensation under
Section 162(m) of the Code. To the extent granted at a fair market value exercise price, options granted under the Plan are intended to qualify as "performance-based" under Section 162(m) of the Code. Stock appreciation rights will also qualify as "performance-based" under Section 162(m) of the Code, to the extent they relate to the increase in the market value of the Shares from the date of grant. Other awards granted under the Plan may also qualify as "performance-based" under Section 162(m) of the Code if they vest or are otherwise payable based solely upon the Performance Criteria.

     7. Reasons For Amendment Of The Plan. As of April 5, 2005 a total of 1,580,530 shares were subject to outstanding options and other awards held by approximately 700 officers and employees under the Plan, of which 10,416 were vested and exercisable. As of April 5, 2005 only 919,470 shares remained available for the grant of new awards under the Plan. The proposed amendment to the Plan would increase the maximum number of shares available for grant under the Plan by 1,500,000 to a total of 4,000,000. Our Board of Directors has determined that it is advisable to amend the Plan to be able to continue providing stock-based incentive compensation to our key employees and associates thereby continuing to align the interests of such individuals with those of our stockholders, and that grants of options and other awards under the terms of the Plan are an effective means of providing such compensation.

     8. New Plan Benefits. The number of awards that our named executive officers and other employees may receive under the Plan is in the discretion of the Compensation Committee and therefore cannot be determined in advance. Our non-executive directors will receive a grant of 7,500 options under the Plan each year and the chairman of the Board of Directors will receive a grant of 10,000 options. The dollar value of such options cannot be determined at this time. In addition, our non-executive directors will receive an annual retainer of $40,000 payable in one of four forms: (1) in cash, (2) one half in cash and one half in restricted stock, (3) in restricted stock, or (4) in options (the number of options determined by valuing the options at 25% of the fair market value of the Company's common stock underlying the option on the date of grant) with a maximum of 5,000 options. Options and restricted stock will be issued under the Plan. The director makes the election to receive the retainer in cash, restricted stock or options on the date of our annual meeting. At this time we cannot determine whether any director will elect to receive his or her retainer in restricted stock or options under the Plan. Otherwise, the Compensation Committee has not made any determination to grant any shares to any persons under the Plan as of the date of this Proxy Statement.

     Based on the above information, the table below sets forth the assumed awards to be made under the Plan during 2005:



Name and Position                                                Dollar Value ($)         Number of Units
-----------------------------------------------------------    ---------------------    --------------------

Stuart M. Essig
     President and Chief Executive Officer                                  (l)                      (l)

John B. Henneman, III
     Executive Vice President and Chief Administrative
     Officer                                                                (1)                      (1)

Gerard S. Carlozzi
     Executive Vice President and Chief Operating Officer                   (1)                      (1)

Robert D. Paltridge
     Senior Vice President, Global Sales                                    (1)                      (1)

David B. Holtz
     Senior Vice President, Finance and Treasurer                           (1)                      (1)

All Current Executive Officers as a Group                                   (1)                      (1)

All Current Directors Who are Not Executive Officers as a
Group                                                                       (2)                  47,500 (3)

All Employees, Including All Current Officers Who are Not
Executive Officers, as a Group                                              (1)                      (1)


(1)      Not determinable at this time

(2) The value of the aggregate 47,500 options to be granted to the non-employee directors during 2005 will depend on the grant date value of such options. The value of the awards to non-employee directors that elect to receive their additional $40,000 retainer in options will depend on the grant date value of the options issued. Each non-employee director that elects to receive their additional retainer in restricted stock will receive restricted stock with a value of $40,000.

 (3) In addition to the aggregate 47,500 options to be granted to the non-employee directors during 2005, each non-employee director may elect to receive their additional $40,000 retainer in restricted stock or options. The calculation of the number of shares of restricted stock and options to be granted if this option is elected is set forth in the text preceding this table

Required Vote for Approval and Recommendation of the Board of Directors

     Stockholder approval of the proposed amendment to the Plan is required (i) by the terms of the Plan and the NASDAQ National Market, (ii) in order to preserve full deductibility of performance-based awards under the Plan as "performance-based" compensation under Section 162(m) of the Code, and (iii) in order to be able to continue granting ISOs under the Plan.

     The affirmative vote of the holders of a majority of the shares present, in person or by represented by proxy, at the Meeting and entitled to vote is required to approve and adopt the proposed amendment to the Plan. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

          THE BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE AMENDENT TO THE 2003 EQUITY INCENTIVE PLAN AND HEREBY RECOMMENDS THAT THE
      STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL OF THE AMENDMENT
                       TO THE 2003 EQUITY INCENTIVE PLAN.

               PROPOSAL 3. RATIFICATION OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

     The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2004 and has been selected by the Audit Committee to serve in the same capacity for 2005. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our By-laws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

     If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

     During fiscal year 2004, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax and acquisition-related due diligence services.

     The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities (collectively, "PricewaterhouseCoopers") for audit and non-audit services (as well as all "out-of-pocket" costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees and Tax Fees. The nature of the services provided in each such category is described following the table.

                                                  Actual Fees (in thousands)
                                                  --------------------------

                                                   2004              2003
                                                   ----              ----
Audit Fees ......................................$1,060             $ 520
Audit-Related Fees ..............................   599               188
                                                  -----             -----
        Total Audit and Audit-Related Fees ......$1,659             $ 708

Tax Fees ........................................   554               228
                                                  -----             -----
Total Fees ......................................$2,213             $ 936


     The nature of the services provided in each of the categories listed above is described below:

     Audit Fees -- Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, management's assessment of internal control over financial reporting, quarterly reviews, statutory audits, consents, and assistance with and review of documents filed with the Securities and Exchange Commission.

     Audit-Related Fees -- Consists of services related to an employee benefits plan audit, financial due diligence and accounting consultations in connection with proposed acquisitions, a pre-implementation review with respect to a new enterprise business system and consultations concerning financial accounting and reporting standards.

     Tax Fees -- In 2004, approximately 29% of Tax Fees were related to tax compliance (review and preparation of corporate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial income analysis, transfer pricing documentation for compliance purposes and tax due diligence relating to acquisitions). Other tax services included state and local tax planning and consultations with respect to various domestic and international tax planning matters.

     All fees described above were approved by the Audit Committee.

Pre-Approval of Audit and Non-Audit Services

     Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm.

     Management submits requests for approval in writing to the Audit Committee, which meets to discuss such requests and to approve or decline to approve the requests. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Exchange Act to the Company's management.

     The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Commission.

     The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

     The affirmative vote of the holders of a majority of the shares present, in person or by represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

     THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. THE BOARD OF DIRECTORS
     HEREBY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT
                  REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information for the Company's last three fiscal years concerning the annual, long-term and other compensation of the chief executive officer of the Company and each of the Company's four highest paid executive officers during 2004 whose total annual salary and bonus during 2004 exceeded $100,000 (collectively, the "Named Officers"):

                           Summary Compensation Table

                                                    Annual Compensation             Long-Term Compensation Awards
                                           -------------------------------------- ----------------------------------
Name and Principal Position                  Year    Salary       Other Annual      Restricted        Securities          Other
                                                                 Compensation($)   Stock Awards       Underlying      Compensation
                                                        ($)            (1)              ($)        Options (#) (2)       ($) (3)
------------------------------------------ --------- ----------- ---------------- ---------------- ----------------- --------------

Stuart M. Essig                              2004     400,000          --         23,535,000 (4)       475,000             5,350
     President and Chief Executive           2003     402,821          --               --              45,000             5,150
     Officer                                 2002     362,500          --               --              36,208             4,950

John B. Henneman, III                        2004     356,881          --               --              70,000             2,600
     Executive Vice President, Chief         2003     297,132          --               --              45,000             2,400
     Administrative Officer and Secretary    2002     257,500          --               --              35,062             2,200

Gerard S. Carlozzi                           2004     306,371          --               --              70,000            17,586
     Executive Vice President and Chief      2003      80,769          --               --             105,000             --
     Operating Officer (5)

Robert D. Paltridge                          2004     184,712        55,298             --              32,500             2,600
     Senior Vice President, Global Sales     2003     181,270        76,123             --              20,000             2,400
                                             2002     172,500        69,675             --              15,125             2,200

David B. Holtz                               2004     199,712          --               --              48,500             2,397
     Senior Vice President, Finance and      2003     188,998        40,000             --               7,000             2,268
     Treasurer                               2002     180,000        30,000             --              20,583             2,170

(1) The amounts reported in this column for Mr. Paltridge represent contingent compensation that is based upon the achievement of sales targets for certain products. The amounts reported correspond to the years in which the compensation was earned, although the fourth quarter compensation is not paid until the beginning of the following year. The amounts reported in this column in 2003 and 2002 for Mr. Holtz represent compensation associated with his assumption of responsibility for the Company's European operations.

(2) The securities underlying annual option grants approved by the Board of Directors in December 2003 and made in January 2004 are included in this column for 2004 and not 2003. Such grants had historically been made in the year in which they are approved. The number of securities underlying such grants for each of the named officers was 25,000 for Mr. Essig, 25,000 for Mr. Henneman, 25,000 for Mr. Carlozzi, 15,000 for Mr. Paltridge and 20,000 for Mr. Holtz.

(3) The amounts reported in this column consist of the Company's matching contributions to its 401(k) Plan for all officers other than Mr. Carlozzi. The amounts reported in this column for Mr. Essig during 2002, 2003 and 2004 also include $2,750 in life insurance premiums paid by the Company. The amount reported in this column for Mr. Carlozzi consists of reimbursement of moving expenses.

(4) The amount represents the 750,000 Restricted Units granted to Mr. Essig on July 27, 2004. On such date, the closing price of the Company's common stock was $31.38 per share. The terms of these Restricted Units are described herein under the heading "Employment Agreements." As of December 31, 2004, Mr. Essig held Restricted Units that entitled him to receive an aggregate of 2,000,000 shares of common stock, which holdings include 1,250,000 Restricted Units granted in 2000. Based on the closing price of the Company's common stock of $36.93 per share on December 31, 2004, Mr. Essig's Restricted Units had an aggregate value of $73,860,000 as of December 31, 2004. 750,000 of shares of common stock underlying the Restricted Units granted in 2000 are deliverable on January 3, 2006; the remaining 500,000 shares are deliverable on March 4, 2008. Dividends will be paid on Mr. Essig's Restricted Units to the extent they are paid on the common stock.

(5) Mr. Carlozzi began his employment with the Company in 2003.


                                                       Option Grants In Last Fiscal Year

         The following tables set forth certain information concerning stock options granted to Named Officers during 2004.

                                                                                                      Potential Realizable Value
                                                                                                      at Assumed Annual Rates of
                                                                                                       Stock Price Appreciation
                                                       Individual Grants                                   for Option Term
                             ----------------------------------------------------------------------- -----------------------------

                                  Number of        Percent of Total
                                 Securities       Options Granted to    Exercise
                             Underlying Options      Employees in       Price Per
Name                           Granted (#) (1)    Fiscal Year (%) (2)   Share ($)   Expiration Date     5% ($)         10% ($)
---------------------------- -------------------- -------------------- ------------ ---------------- -------------- --------------

Stuart M. Essig                        25,000                1.7            28.78         01/02/10      244,699         555,138
                                      250,000               17.0            31.38         07/27/14    4,933,678      12,502,910
                                      200,000               13.6            34.49         12/17/14    4,338,115      10,993,635


John B. Henneman, III                  25,000                1.7            28.78         01/02/10      244,699         555,138
                                       20,000                1.4            32.32         06/01/10      219,838         498,737
                                       25,000                1.7            35.52         11/15/10      302,005         685,146


Gerard S. Carlozzi                     25,000                1.7            28.78         01/02/10      244,699         555,138
                                       20,000                1.4            32.32         06/01/10      219,838         498,737
                                       25,000                1.7            35.52         11/15/10      302,005         685,146


Robert D. Paltridge                    15,000                1.0            28.78         01/02/10      146,819         333,083
                                        2,500                0.2            32.32         06/01/10       27,480          62,342
                                       15,000                1.0            35.52         11/15/10      181,203         411,088


David B. Holtz                         21,000                1.4            28.78         01/02/10      205,547         466,316
                                        7,500                0.5            32.32         06/01/10       82,439         187,026
                                       20,000                1.4            35.52         11/15/10      241,604         548,117


(1) Such options were granted with an exercise price equal to the fair market value of the Company's common stock on the grant date, are nontransferable and vest over a period of four years commencing with the date of grant.

(2) The Company granted options to employees to purchase an aggregate of 1,472,995 shares of common stock during 2004.

               Aggregated Option Exercises In Last Fiscal Year And
                          Fiscal Year-End Option Values

         The following tables set forth certain information for each Named Office with regard to stock options exercised during 2004 and stock options held by them at December 31, 2004.


                                 Shares                         Number of Securities Underlying    Value of Unexercised In-the-Money
                                Acquired          Value       Unexercised Options At Fiscal Year               Options At
                                   On          Realized ($)                 End (#)                     Fiscal Year End ($) (2)
                                                              ------------------------------------ --------------------------------
Name                          Exercise (#)         (1)          Exercisable      Nonexercisable      Exercisable      Nonexercisable
---------------------------- ---------------- --------------- ---------------- ------------------- ---------------   --------------
Stuart M. Essig                      0                  0           209,042          625,996           4,934,190          5,753,121
John B. Henneman, III           62,649          1,669,515           216,942          149,910           3,704,652          1,422,685
Gerard S. Carlozzi                   0                  0            32,604          142,396             306,460          1,008,440
Robert D. Paltridge              5,000            147,625            63,214           53,231           1,549,365            524,595
David B. Holtz                   9,289            194,365            81,227           78,856           1,132,879            650,346


(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2) In-the-money options are those in which the fair market value of the underlying securities exceeds the exercise price of the option. Value is calculated on the basis of the fair market value of the underlying securities on December 31, 2004 minus the exercise price. The closing price of the Company's common stock on December 31, 2004 was $36.93 per share.

Employment Agreements

     Stuart M. Essig, the Company's President and Chief Executive Officer, entered into a Second Amended and Restated Employment Agreement with the Company in July 2004 that extended the term of his employment with the Company as its President and Chief Executive Officer through December 31, 2009. The Second Amended Employment Agreement supersedes Mr. Essig's prior employment agreement with the Company dated December 2000.

     Mr. Essig's initial annual base salary under the Second Amended Employment Agreement was $400,000. The employment agreement provides that Mr. Essig's base salary will increase in each year thereafter by at least $50,000 plus such increases, if any, as may be established by the Company's Board of Directors. His base salary for 2005 is $450,000. Mr. Essig is eligible to have a target performance bonus of not less than one hundred percent (100%) of his base salary, based upon the satisfaction of certain performance goals established by the Company's Board of Directors or the Compensation Committee. Mr. Essig is also entitled to participate in the Company's medical, disability, pension and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives and, under certain circumstances, is entitled to continued participation in these plans in the event his employment is terminated. The employment agreement is for an initial term through December 31, 2009 and shall automatically extend on December 31, 2009 and on each subsequent one-year anniversary thereof for one year unless the Company or Mr. Essig provides written notice of termination at least six months prior to the expiration of the then-current term.

     The employment agreement further provides that the Company generally will reimburse, or "gross-up," Mr. Essig on an after-tax basis for any excise tax liability imposed by Section 4999 of the Internal Revenue Code, or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by Mr. Essig with respect to such excise tax such that after payment by Mr. Essig of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the gross-up payment, Mr. Essig retains an amount of the gross-up payment equal to the excise tax imposed upon the payments that result in such excise taxes. Section 280G of the Internal Revenue Code provides that if payments of compensation that are contingent on a change in control exceed three times an employee's "base amount" (his average annual compensation during certain prior years), they will constitute "parachute payments," and the excess of such parachute payments over such base amount generally will constitute "excess parachute payments." Such excess parachute payments are nondeductible by the employer and are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code payable by the employee.

     At the time of the extension of the term of Mr. Essig's employment pursuant to the employment agreement, the Company granted Mr. Essig (i) a non-qualified stock option to purchase 250,000 shares of the Company's common stock under the Company's 2003 Equity Incentive Plan and (ii) 750,000 "Restricted Units" under the Company's 2003 Equity Incentive Plan in the form of contract stock. Under the employment agreement, the Company is also required to make an annual stock option grant to Mr. Essig to purchase between 100,000 and 200,000 shares of common stock under the Company's then current stock option plan. The number of shares underlying the options will be determined by the Compensation Committee based upon performance for the preceding 12 month period. A grant to purchase 200,000 shares of common stock was made to Mr. Essig pursuant to this provision in December 2004.

     Each stock option granted to Mr. Essig (each, an "Option") shall have a ten-year term and shall have an exercise price equal to the closing price of the Company's common stock on the NASDAQ National Market on the date of the grant. Each Option will vest and become exercisable with respect to one fourth of the shares granted on the one year anniversary of the grant date and, assuming the continuation of Mr. Essig's employment with the Company, each Option will vest and become exercisable with respect to 1/36th of the remaining shares on the first business day of each following month. In the event of a (i) "change in control" of the Company (as defined in the employment agreement) or (ii) the termination of Mr. Essig's employment with the Company (a) by the Company without "cause" (as defined in the employment agreement) or (b) by Mr. Essig for "good reasons" (as defined in the employment agreement), the Options shall vest and become exercisable immediately. Options may not be transferred by Mr. Essig other than by will or by the laws of descent and distribution.

     Under the Contract Stock/Restricted Units Agreement governing the Restricted Units, the Company issued to Mr. Essig a fully vested equity-based signing award bonus in the form of 750,000 restricted units (the "Restricted Units") in July 2004. Each Restricted Unit represents the right to receive one share of the Company's common stock. The shares of the Company's common stock underlying the Restricted Units ("Unit Shares") generally shall be delivered to Mr. Essig on the first business day following his termination of employment or retirement, or earlier if a change in control of the Company occurs or Mr. Essig becomes subject to taxation on any Restricted Units before the scheduled delivery date (or deferral date, if applicable). However, unless previously delivered, if Mr. Essig's employment with the Company is terminated for cause or Mr. Essig voluntarily leaves his employment with the Company prior to December 31, 2009 (other than for good reasons or due to disability), then the Unit Shares will not be distributed to Mr. Essig until the first business day of the calendar year 2017. Additionally, Mr. Essig has a one-time right to defer the delivery of the Unit Shares so long as such election is (a) made at least 12 months prior to the otherwise applicable delivery date and (b) the deferral delivery date is at least five years beyond the scheduled delivery date, but not beyond June 30, 2029.

     The Company has also granted Mr. Essig registration rights requiring the Company to file a "shelf" registration statement at Mr. Essig's request that will provide for the registration and sale on a continuous or delayed basis of the shares of common stock underlying the Options and the Restricted Units.

     John B. Henneman, III, the Company's Executive Vice President and Chief Administrative Officer, entered into an Employment Agreement with the Company in October 2003 that replaced his September 2002 employment agreement. The employment agreement provided for an initial annual base salary of $350,000, which is subject to adjustment at an annual review. Mr. Henneman's base salary for 2005 is $400,000. Mr. Henneman is entitled to participate and receive benefits under any employee benefit plan or stock-based plan of the Company and shall be eligible for any medical, disability and other plans and benefits covering executives of the Company. The employment agreement had an initial term through December 31, 2003 and automatically extends on each December 31st for one year unless the Company or Mr. Henneman provides written notice at least 30 days prior to the expiration of the then-current term. Mr. Henneman shall be entitled to a severance payment equal to 2.99 times his then-current annual base salary, if within twelve months of a change of control of the Company, (a) Mr. Henneman terminates his employment agreement for good reason or for the failure of the ultimate parent of the surviving entity or the surviving entity, as applicable, to grant Mr. Henneman the title and responsibility he now has with the Company, (b) the Company terminates the employment agreement of Mr. Henneman for reasons other than cause, retirement or death or (c) the Company fails to extend the employment agreement of Mr. Henneman pursuant to its terms. In addition, the Company will reimburse, or "gross-up," Mr. Henneman on an after-tax basis for any excise tax liability he may incur by reason of any "excess parachute payments" he receives from the Company following a change of control. Mr. Henneman shall be entitled to a severance payment equal to his then-current base salary if, in the absence of a change of control, (a) he terminates his employment agreement for good reason,(b) the Company terminates his employment agreement for reasons other than cause, retirement or death or
(c) the Company fails to extend his employment agreement pursuant to its terms. Mr. Henneman also is entitled to insurance coverage and certain employee benefits in the event that his employment is terminated in the manner described in this paragraph.

     Gerard S. Carlozzi, the Company's Executive Vice President and Chief Operating Officer, entered into an Employment Agreement with the Company in October 2003. The employment agreement provided for an initial annual base salary of $300,000, which is subject to adjustment at an annual review. Mr. Carlozzi's base salary for 2005 is $350,000. The employment agreement also provided for a grant of 100,000 nonqualified stock options to Mr. Carlozzi. Mr. Carlozzi is entitled to participate and receive benefits under any employee benefit plan or stock-based plan of the Company and shall be eligible for any medical, disability and other plans and benefits covering executives of the Company. The employment agreement had an initial term through December 31, 2004 and automatically extends on each December 31st for one year unless the Company or Mr. Carlozzi provides written notice at least 30 days prior to the expiration of the then-current term. Mr. Carlozzi shall be entitled to a severance payment equal to 2.99 times his then-current annual base salary, if within twelve months of a change of control of the Company, (a) Mr. Carlozzi terminates his employment agreement for good reason or for the failure of the ultimate parent of the surviving entity or the surviving entity, as applicable, to grant Mr. Carlozzi the title and responsibility he now has with the Company, (b) the Company terminates the employment agreement of Mr. Carlozzi for reasons other than cause, retirement or death or (c) the Company fails to extend the employment agreement of Mr. Carlozzi pursuant to its terms. In addition, the Company will reimburse, or "gross-up," Mr. Carlozzi on an after-tax basis for any excise tax liability he may incur by reason of any "excess parachute payments" he receives from the Company following a change of control. Mr. Carlozzi shall be entitled to a severance payment equal to his then-current base salary if, in the absence of a change of control, (a) he terminates his employment agreement for good reason, (b) the Company terminates his employment agreement for reasons other than cause, retirement or death or (c) the Company fails to extend his employment agreement pursuant to its terms. Mr. Carlozzi also is entitled to insurance coverage and certain employee benefits in the event that his employment is terminated in the manner described in this paragraph.

     Robert Paltridge, the Company's Senior Vice President, Global Sales, entered in a Retention Agreement with the Company in February 2003. Under that agreement, Mr. Paltridge shall be entitled to receive a severance amount equal to his then-current base salary (including commissions) if, within twelve months of a change of control of the Company, (a) he terminates his employment agreement for good reason or (b) the Company terminates his employment for reasons other than cause, retirement, disability or death. Mr. Paltridge is entitled to insurance coverage and certain employee benefits in the event that his employment is terminated following a change of control of the Company. Mr. Paltridge's base salary for 2005 is $215,000. Mr. Paltridge also is entitled to receive contingent compensation that is based upon the achievement of sales targets for certain products.

     David B. Holtz, the Company's Senior Vice President, Finance, and Treasurer, entered into an Employment Agreement with the Company in September 2002 that replaced his December 1998 employment agreement. The employment agreement provided for an initial annual base salary of $185,000, which is subject to adjustment at an annual review. Mr. Holtz's base salary for 2005 is $230,000. Mr. Holtz is entitled to participate and receive benefits under any employee benefit plan or stock-based plan of the Company and shall be eligible for any medical, disability and other plans and benefits covering executives of the Company. The employment agreement had an initial term through December 31, 2003 and automatically extends on each December 31st for one year unless the Company or Mr. Holtz provides written notice at least 30 days prior to the expiration of the then-current term. Mr. Holtz shall be entitled to receive a severance amount equal to 2.99 times his then-current annual base salary, if within twelve months of a change of control of the Company, (a) Mr. Holtz terminates his employment agreement for good reason or for the failure of the ultimate parent of the surviving entity or the surviving entity, as applicable, to grant Mr. Holtz the title and responsibility he now has with the Company, (b) the Company terminates the employment agreement of Mr. Holtz for reasons other than cause, retirement or death or (c) the Company fails to extend the employment agreement of Mr. Holtz pursuant to its terms. Mr. Holtz shall be entitled to receive a severance amount equal to his then-current base salary if, in the absence of a change of control, (a) Mr. Holtz terminates his employment agreement for good reason, (b) the Company terminates his employment agreement for reasons other than cause, retirement or death or (c) the Company fails to extend his employment agreement pursuant to its terms. Mr. Holtz also is entitled to insurance coverage and certain employee benefits in the event that his employment is terminated in the manner described in this paragraph.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information as of December 31, 2004 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:


                                             Number of securities to         Weighted-average        Number of securities remaining
                                             be issued upon exercise        exercise price of                  available for
                                             of outstanding options,       outstanding options,            future issuance under
             Plan Category                     warrants and rights         warrants and rights        equity compensation plans (1)
-----------------------------------------    -------------------------    -------------------------   -----------------------------
Equity compensation plans approved by
   the Company's stockholders                       5,683,800 (2)                 $15.18 (3)                 2,478,778 (4)

Equity compensation plans not
   approved by the Company's                               --                         --                           --
   stockholders                                     _________                   ________                       ______
         Total                                      5,683,800                     $15.18                    2,478,778


(1) Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.
(2) Includes 1,250,000 Restricted Units issued in December 2000 under the 2000 Equity Incentive Plan and 750,000 Restricted Units issued in July 2004 under the 2003 Equity Incentive Plan. Each Restricted Unit represents the right to receive one share of our common stock without payment of any exercise price. The remaining awards are comprised entirely of stock options under the 1993 Incentive Stock Option and Non-Qualified Stock Option Plan, the 1996 Incentive Stock Option and Non-Qualified Stock Option Plan, the 1998 Stock Option Plan, the 1999 Stock Option Plan, the 2000 Equity Incentive Plan, the 2001 Equity Incentive Plan and the 2003 Equity Incentive Plan.
(3) Excluding the 2,000,000 Restricted Units, the weighted average exercise price was $23.42.
4) Includes 1,148,706 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 1,330,072 shares which remain subject to awards under the 1996 Incentive Stock Option and Non-Qualified Stock Option Plan, the 1998 Stock Option Plan, the 1999 Stock Option Plan, the 2000 Equity Incentive Plan, the 2001 Equity Incentive Plan and the 2003 Equity Incentive Plan.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Dr. Auth, Dr. Bradley and Mr. Moszkowski. Dr. Caruso, a member of the Compensation Committee until March 2004, was the Company's Chief Executive Officer from March 1992 to December 1997 and is the uncle of David Holtz, the Company's Senior Vice President, Finance and Treasurer. Certain indirect relationships between Dr. Caruso and the Company are set forth below under "Certain Relationships And Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Cono Industries ("Cono"), owns a 50% interest in Plainsboro Associates. Cono's stockholders are trusts whose beneficiaries include the children of Dr. Caruso, the Chairman and a principal stockholder of the Company. Dr. Caruso is the President of Cono. The Company paid $231,000 in rent for this facility during 2004.

     The Company leases certain production equipment from Medicus Corporation. The sole stockholder of Medicus is TRU ST PARTNERSHIP, L.P., a Pennsylvania general partnership, of which Dr. Caruso is a partner and the President. Under the terms of the lease, the Company paid $90,000 to Medicus Corporation during 2004.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee is required by the rules of the Commission to be included in this Proxy Statement and addresses the Company's executive compensation policies for the year ended December 31, 2004. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

     GENERAL. The Compensation Committee is responsible for reviewing and approving the compensation of the Chief Executive Officer, the Company's executive officers and all other employees of the Company with a base salary of $250,000 or more. The Compensation Committee manages the Company's equity incentive plans, including the granting of awards under the Company' equity incentive plans.

     The Company's compensation policies for executives are intended to further the interests of the Company and its stockholders by encouraging growth of its business through securing, retaining and motivating management employees of high caliber who possess the skills necessary to the development and growth of the Company. The Compensation Committee is mindful of the need to align the interests of management with the interests of the Company's stockholders. The establishment of the Company's equity-based plans was designed to permit the Company to attract and retain talented managers and motivate such managers to enhance profitability and stockholder returns. The Compensation Committee believes that the utilization of equity-based plans serves the interests of the stockholders by creating an appropriate incentive for employees to identify with the stockholders' interests.

     The Company's compensation package consists of base compensation, performance bonuses, and stock options (and, where appropriate, restricted equity grants). Together these elements comprise total compensation value. The total compensation paid to the Company's executive officers is influenced significantly by the need to attract management employees with a high level of expertise and to motivate and retain key executives for the long-term success of the Company and its stockholders.

     BASE COMPENSATION. The Compensation Committee establishes annual base salary levels for executives based on competitive data, level of experience, position, responsibility, and individual and Company performance. The Company has sought to align base compensation levels with those of its competitors.

     PERFORMANCE BONUSES. The Company supplements base compensation with awards of performance bonuses in the form of cash or equity awards. The Compensation Committee determined that it was in the Company's best interests to pay performance bonuses for the year ended December 31, 2004 with equity awards and not to establish a cash bonus program for its senior executives.

     STOCK OPTIONS. The Company has granted stock options to its executive management under its stock option plans. Option grants are intended to bring the total compensation to a level that the Company believes is competitive with amounts paid by the Company's competitors and which will offer significant returns if the Company is successful and, therefore, provides significant incentives to devote the effort called for by the Company's strategy. The Compensation Committee believes that the granting of stock options results in executives' interests being directly tied to enhanced stockholder value. Thus, stock options have been used to provide the executive management team with a strong incentive to perform in a manner that will benefit the long-term success of the Company and its stockholders.

     OTHER BENEFITS. The Company makes available health care benefits, a 401(k) plan and an employee stock purchase plan for executive officers on terms generally available to all Company employees. The Compensation Committee believes that such benefits are comparable to those offered by other companies of similar size.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Essig served as the Company's President and Chief Executive Officer during 2004 pursuant to an employment agreement, which provided for a base salary of $400,000. Mr. Essig waived his right to receive a cash performance bonus for 2004. In July 2004, the Company entered into an amended employment agreement with Mr. Essig that extended the term of Mr. Essig's employment with the Company to December 31, 2009. In connection with entering into the amended employment agreement, Mr. Essig was granted (i) a non-qualified stock option to purchase 250,000 shares of the Company's common stock and (ii) 750,000 "Restricted Units." In December 2004, as required under Mr. Essig's employment agreement, Mr. Essig received his annual stock option grant. This option was to purchase 200,000 shares of common stock. In addition, Mr. Essig's annual compensation was increased to $450,000 in December 2004. For a numerical description of Mr. Essig's compensation in 2004, see "Executive Compensation." The terms of Mr. Essig's employment agreement are described in the section entitled "Executive Compensation-Employment Agreements."

     COMPLIANCE WITH SECTION 162(m). Under Section 162(m) of the Internal Revenue Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million in any one taxable year. However, compensation that qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals under a plan approved by stockholders.

     The Compensation Committee does not presently expect total cash compensation payable as salaries and bonuses to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirements that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under its cash compensation programs, but intends to maintain the flexibility necessary to provide total cash compensation in line with competitive practices, the Company's compensation philosophy and the Company's best interests.

              The Compensation Committee of the Board of Directors

                                            DAVID C. AUTH, PH.D.
                                            KEITH BRADLEY, PH.D.
                                            NEAL MOSZKOWSKI

                             AUDIT COMMITTEE REPORT

     The following report of the Audit Committee is required by the rules of the Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

     The purpose of the Audit Committee is to oversee the Company's accounting and financial reporting process and the audits of the Company's financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on March 2, 2004, a copy of which is available on the Company's website.

     As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's financial reporting process, accounting policies, internal audit function, internal controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee this process.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's evaluation of the Company's internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for such fiscal year, for filing with the Commission.


                                            SUBMITTED BY THE AUDIT COMMITTEE
                                            OF THE COMPANY'S BOARD OF DIRECTORS

                                            JAMES M. SULLIVAN
                                            KEITH BRADLEY, PH.D.
                                            NEAL MOSZKOWSKI
                                            ANNE M. VANLENT

                             STOCK PERFORMANCE GRAPH

     The following line graph and table compare, for the period from December 31, 1999 through December 31, 2004, the yearly percentage change in the cumulative total stockholder return on the Company's common stock with the cumulative total return of companies on the NASDAQ Stock Market - U.S. Index and the NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The graph assumes that the value of the investment in the Company's common stock and the relevant index was $100 at December 31, 1999 and that all dividends were reinvested. The closing market price of the Company's common stock on the NASDAQ National Market on December 31, 2004 was $36.93 per share.

                       [GRAPHIC OMITTED]

                        Comparison of Cumulative Total Return among Integra LifeSciences Holdings Corporation, the NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and
                                     Distributors Index, and the NASDAQ Stock Market -- U.S. Index

                                                          12/99    12/00    12/01   12/02    12/03    12/04
                                                         -------- -------- -------- ------- -------- --------

Integra LifeSciences Holdings Corporation                  $100     $231     $446     $299    $485     $625

NASDAQ Medical Devices, Instruments and Supplies,
Manufacturers and Distributors Index                       $100     $103     $113      $92    $132     $159

NASDAQ Stock Market - U.S. Index                           $100      $60      $48      $33     $51      $54

     The graph and table above depict the past performance of the Company's stock price. The Company neither makes nor endorses any predictions as to future stock performance. The graph and table set forth above shall not be deemed (i) incorporated by reference into any filing under the Securities Act or the Exchange Act by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, or (ii) filed under either the Securities Act or the Exchange Act.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of common stock as of January 31, 2005 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Commission; (b) each of the Company's directors; (c) each of the Named Officers; and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.



                                                                        AMOUNT AND NATURE OF
                                                                        BENEFICIAL OWNERSHIP
                                                                                       PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES (1)      OF CLASS
     -------------------------------------------------------------- ---------------- ------------
     David Auth, Ph.D.                                                 82,500(2)         *

     Keith Bradley, Ph.D.                                              32,500(3)         *

     Richard E. Caruso, Ph.D.                                       7,189,543(4)        25.1%

     Stuart M. Essig                                                  807,424(5)         2.8%

     Neal Moszkowski                                                   62,500(6)         *

     James M. Sullivan                                                 64,141(7)         *

     Anne M. VanLent                                                   12,500(8)         *

     John B. Henneman, III                                            268,992(9)         *

     Gerard S. Carlozzi                                                46,623(10)        *

     Robert D. Paltridge                                               74,917(11)        *

     David Holtz                                                      109,560(12)        *

     All directors and executive officers as a group (14 persons)   8,917,632(13)       30.1%

     FMR Corp.
     82 Devonshire Street, Boston, MA 02109                          1,752,855(14)       6.1%

     George Soros
     888 Seventh Avenue, 33rd Floor, New York, NY  10106             2,925,300(15)      10.3%

     TRU ST PARTNERSHIP, L.P.
     c/o Richard E. Caruso, Ph.D., 919 Conestoga
     Road,Building 2, Suite 106, Rosemont, PA 19010                  7,091,205(16)      24.9%

     T. Rowe Price Associates, Inc.
     100 E. Pratt Street, Baltimore, MD 21202                       1,960,900 (17)       6.9%

     William Blair & Company, L.L.C
     222 W. Adams Street, Chicago, IL 60606                         2,486,662 (18)       8.7%

 * Represents beneficial ownership of less than 1%.

     (1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of January 31, 2005 upon the exercise of an option or other convertible security are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

     (2) Includes 32,500 shares that Dr. Auth has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him.

     (3) Consists of 32,500 shares that Dr. Bradley has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him.

     (4) Includes 7,091,205 shares held by TRU ST PARTNERSHIP, L.P., a Pennsylvania general partnership of which Dr. Caruso is a partner and the President ("TRU ST") (also see Note 16 below). Also includes 23,338 shares held by Provco Leasing Corporation ("Provco") of which Dr. Caruso is President. Provco is a wholly owned subsidiary of Cono Industries, Incorporated, a corporation whose stockholders are trusts whose beneficiaries include Dr. Caruso's children. Also includes 75,000 shares that Dr. Caruso has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him. Dr. Caruso disclaims beneficial ownership of the shares held by TRU ST, except to the extent of his pecuniary interest therein.

     (5) Includes 250,728 shares that Mr. Essig has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him. Excludes Restricted Units awarded to Mr. Essig in 2000 and 2004, which entitle him to receive an aggregate of 2,000,000 shares of common stock. The Restricted Units held by Mr. Essig do not give him the right to acquire any shares within 60 days of January 31, 2005. Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on December 14, 2004, Mr. Essig is obligated to deliver to Credit Suisse First Boston LLC on March 28, 2013 between 264,550 and 500,000 shares of common stock (or, at the election of Mr. Essig, the cash equivalent of such shares). Mr. Essig retains voting power over these shares pending the settlement of the forward sale contract.

     (6) Consists of 62,500 shares that Mr. Moszkowski has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him. Excludes all shares beneficially owned by Mr. Soros and the other entities set forth in note 15 below. Mr. Moszkowski disclaims beneficial ownership, except to the extent of his pecuniary interest therein, of any such shares.

     (7) Includes 62,500 shares that Mr. Sullivan has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him.

     (8) Consists of 12,500 shares that Ms. VanLent has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by her.

     (9) Includes 237,692 shares that Mr. Henneman has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him.

     (10) Includes 45,416 shares that Mr. Calozzi has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him.

     (11) Includes 69,784 shares that Mr. Paltridge has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him.

     (12) Includes 93,449 shares that Mr. Holtz has the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by him.

     (13) See Notes 2 through 12 above. Also includes 50,413 shares held by three executive officers of the Company and/or its subsidiaries who are not listed in the above table, as well as 116,019 shares that those officers have the right to acquire within 60 days of January 31, 2005 upon the exercise of options held by them.

     (14) Includes 1,111,200 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds holding such shares each has sole power to dispose of these shares, but neither Mr. Johnson or FMR Corp. has voting power over these shares. Also includes 641,655 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, as a result of serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive and investment power over these shares. Edward C. Johnson 3d, Chairman of FMR Corp. and Abigail Johnson, a director of FMR Corp., and members of the

     Johnson family may be deemed to form a controlling group with respect to FMR Corp. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR Corp., Edward C. Johnson 3d and Abilgail Johnson with the Commission on February 14, 2005.

     (15) Of the 2,925,300 shares reported herein, (i) 2,314,187 shares are held for the account of Quantum Industrial Partners LDC, an exempted limited duration company formed under the laws of the Cayman Islands ("QIP"), and
     (ii) 611,113 shares are held for the account of SFM Domestic Investments LLC, a limited liability company formed under the laws of the State of Delaware ("SFM Domestic Investments"). QIH Management Investor, L.P. ("QIHMI"), an advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to, portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC ("QIH Management"), a limited liability company formed under the laws of the State of Delaware. Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, is the sole managing member of QIH Management. Mr. Soros is the Chairman of SFM LLC and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of QIP. Mr. Soros is the sole managing member of SFM Domestic Investment and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of SFM Domestic Investments. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Form 4 filed by Mr. Soros with the Commission on December 8, 2004.

     (16) The partners of TRU ST are Athena Venture Partners, L.P., Dr. Caruso and Provco, each of which may be deemed to beneficially own the shares held by TRU ST. Such partners of TRU ST disclaim beneficial ownership of all such shares except to the extent represented by their respective equity and profit participation interests in TRU ST. Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on November 23, 2004, TRU ST is obligated to deliver to Credit Suisse First Boston LLC on January 15, 2013 between 322,581 and 600,000 shares of common stock (or, at the election of TRU ST, the cash equivalent of such shares). TRU ST retains voting power over these shares pending the settlement of the forward sale contract.

     (17) T. Rowe Price Associates, Inc. ("T. Rowe Price") has sole dispositive power over all of these shares and has sole voting power over 337,600 of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by T. Rowe Price with the Commission on February 14, 2005.

     (18) William Blair & Company, L.L.C. ("William Blair") has sole dispositive and voting power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by William Blair with the Commission on January 10, 2005.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding shares of common stock and certain other holders of such shares (collectively, "Covered Persons"), to file with the Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

     Based solely upon the Company's review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company's knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with during 2004, except for the following:

     a) a statement of changes in beneficial ownership of securities on Form 4 for the grant of options on May 19, 2004 was filed late by David Auth, Keith Bradley, Richard Caruso, Neal Moszkowski and James Sullivan, directors of the Company;

     b) a statement of changes in beneficial ownership of securities on Form 4 for the grant of options on November 1, 2004 was filed late by Deborah Leonetti and Judith O'Grady, executive officers of the Company; and

     c) a statement of changes in beneficial ownership of securities on Form 4 for the grant of options on November 15, 2004 was filed late by Gerard Carlozzi, John Henneman, David Holtz, Deborah Leonetti, Judith O'Grady, Donald Nociolo and Robert Paltridge, executive officers of the Company.


                              STOCKHOLDER PROPOSALS

     The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company's proxy statement and form of proxy for the 2006 annual meeting of stockholders is December 13, 2005. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is February 26, 2006. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is received by the Company after February 26, 2006, then the Company's proxy for the 2006 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2006 annual meeting of stockholders.


                                  OTHER MATTERS

     A copy of the Company's 2004 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company's directors and officers, and the charters for each of our Audit, Compensation, and Nominating Committees are accessible via our website at www.integra-LS.com through the "Investor Relations" link under the heading "Corporate Governance."

     The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2004. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.



                                       By order of the Board of Directors,

                                       /s/ John B. Henneman, III
                                       -------------------------
Plainsboro, New Jersey                 John B. Henneman, III
April 12, 2005                         Secretary

APPENDIX A


                             FIRST AMENDMENT TO THE

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                           2003 Equity Incentive Plan

     This First Amendment (the "Amendment") to the Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan (the "Plan"), which was approved by the Board of Directors of Integra LifeSciences Holdings Corporation (the "Company") on February 22, 2005 and made effective as of ________ __, 2005, amends the Plan as follows:

     1. The first sentence of Section 5 is hereby amended to read in its entirety as follows:

     "The aggregate number of Shares that may be delivered under the Plan is 4,000,000."

     2. Section 2(g) is hereby amended to read in its entirety as follows:

     "Committee" shall mean the Company's Compensation Committee of the Board, which shall consist solely of not fewer than two directors of the Company who shall be appointed by, and serve at the pleasure of, the Board (taking into consideration the rules under section 16(b) of the Exchange Act and the requirements of section 162(m) of the Code)."

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has caused this First Amendment to be executed on this ____ day of ________, 2005.


                               INTEGRA LIFESCIENCES HOLDINGS CORPORATION



                                  By:      ___________________________________

                                           Name:

                                           Title:

                        ANNUAL MEETING OF STOCKHOLDERS OF

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                                  MAY 17, 2005


                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

   Please detach along perforated line and mail in the envelope provided
-------------------------------------------------------------------------------

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
                            "FOR" PROPOSALS 2 AND 3.
   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
                YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
-------------------------------------------------------------------------------

1. Election of Directors

                                                                                  FOR    AGAINST  ABSTAIN
[ ]  FOR ALL NOMINEES     [  ]  David C. Auth       2. Proposal to amend the      [  ]    [  ]      [  ]
                          [  ]  Keith Bradley          Company's 2003 Equity
[ ]  WITHHOLD AUTHORITY   [  ]  Richard E. Caruso      Incentive Plan
      FOR ALL NOMINEES    [  ]  Stuart M. Essig
                          [  ]  Neal Moskowski      3. Proposal to ratify the     [  ]    [  ]      [  ]
[ ]  FOR ALL EXCEPT       [  ]  James M. Sullivan      appointment of
  (See instructions below)[  ]  Anne M. VanLent        PricewaterhouseCoopers
                                                       LLP as the Company's
                                                       auditors for the current
                                                       fiscal year.

INSTRUCTION: To withhold authority to vote for any
individual nominee(s), mark "FOR ALL EXCEPT" and
fill in the circle next to each nominee you wish to
withhold, as shown here: [x]
---------------------------------------------------

To change the address on your account,                 In their discretion, the Proxies are authorized,
please check the box at right and indicate your        to the extent permitted by the rules of the
new address in the address space above.  Please [ ]    Securities an Exchange Commission, to vote upon
note that changes to the registered name(s) on         such other business as may properly come before
the account may not be submitted via this method.      tbe meeting or any adjournment or postponement
                                                       thereof.

Signature of Stockholder____________        Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                   PROXY CARD

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                              311 ENTERPRISE DRIVE
                      PLAINSBORO, NEW JERSEY 08536 PROXY -
             Annual Meeting of Stockholders - Tuesday, May 17, 2005
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Stuart M. Essig and John B. Henneman, III as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of Integra LifeSciences Holdings Corporation (the "Company") held of record by the undersigned on April 5, 2005 at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 2005 or at any adjournment or postponement thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 AND 3; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES' JUDGMENT UPON OTHER MATERS PROPERLY COMMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                (Continued and to be signed on the reverse side)